                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2 )(1)



                         MAGAININ PHARMACEUTICALS, INC.
            ---------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.002 par value
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                    559036108
           ----------------------------------------------------------
                                 (CUSIP Number)
                                December 31, 1999
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       |_|  Rule 13d-1 (b)

       |_|  Rule 13d-1 (c)

       |X|  Rule 13d-1 (d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 15 Pages

-------------------------------                    -----------------------------
CUSIP NO.   559036108                 13G                 Page 2 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures V, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,323,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,323,500


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,323,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 3 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners V, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,323,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,323,500


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,323,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 4 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James H. Cavanaugh, Ph. D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    2,321
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,362,397
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER

                                    2,321

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,362,397


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,364,718
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 5 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    4,859
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,362,397
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER

                                    4,859

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,362,397


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,367,256
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 6 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,362,397
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,362,397


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,362,397
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 7 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,362,397
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,362,397


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,362,397
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

      Item 1.

         (a)      Name of Issuer:

                  Magainin Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  5110 Campus Drive
                  Plymouth Meeting, Pennsylvania 19462

      Item 2.

         (a)      Name of Person Filing:(1)

                  HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(2)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.002 ("Shares").

         (e)      CUSIP Number:
                  559036108

-------------------------
         (1) Mark Leschly withdrew as a general partner of HCP V, effective July 1, 1999.
         (2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP V, which is the general partner of HCV V, the record holder of the 2,323,500 shares of Issuer's Common Stock reported hereto.

      Item 3. If this statement is filed pursuant to Rule 13d-1(b) or (c), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

      Item 4.     Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1999: HCV V and HCP V beneficially owned 2,323,500 Shares of Issuer's Common Stock; Dr. Cavanaugh beneficially owned 2,328,359 Shares of the Issuer's Securities, consisting of 2,325,821 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 38,897 Shares of Issuer's Common Stock(3); Mr. Werner beneficially owned 2,367,256 Shares of Issuer's Securities, consisting of 2,328,359 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 38,897 Shares of Issuer's Common Stock(2); Messrs. Littlechild and Crouse each beneficially owned 2,362,397 Shares of Issuer's Securities, consisting of 2,323,500 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 38,897 Shares of Issuer's Common Stock(3).


         (b)      Percent of Class:

                  As of December 31, 1999: the 2,323,500 Shares of Issuer's Securities beneficially owned by each of HCV V and HCP V constitute 8.6.% of Issuer's Shares outstanding; the 2,362,397 Shares of Issuers Securities beneficially owned by Messrs. Crouse and Littlechild constitute 8.8% of Issuer's Shares outstanding; the 2,364,718 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh constitute 8.8% of Issuer's Shares outstanding; and the 2,367,256 Shares of Issuer's Securities beneficially owned by Mr. Werner constitute 8.8% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

-----------------------
         (3) The immediately exercisable warrants to purchase 38,897 Shares of Issuer's Common Stock are held by HealthCare Ventures II, L.P. ("HCV II"), of which HealthCare Partners II, L.P. ("HCP II") is a general partner (collectively, the "Warrants"). Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP
              II. The exercise price of such Warrants is $8.00 per share .

                  (i)     sole power to vote or to direct the vote:

                          Dr. Cavanaugh has the sole power to vote or direct the vote of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

                          Mr. Werner has the sole power to vote or direct the vote of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.

                  (ii)    shared power to vote or to direct the vote:

                          HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV V.(3)


                  (iii)   sole power to dispose or to direct the disposition of:

                          Dr. Cavanaugh has the sole power to dispose of or direct the disposition of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

                          Mr. Werner has the sole power to dispose of or direct the disposition of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.


                  (iv) shared power to dispose of or to direct the disposition of:

                          HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV V.(4)

      Item 5.     Ownership of Five Percent or less of a Class:

                  Inapplicable.

      Item 6.     Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

----------------------
(3) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of the Shares of Issuer's Common Stock underlying the Warrants held by HCV II.
(4) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of the Shares of Issuer's Common Stock underlying the Warrants held by HCV II.

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

      Item 8.     Identification and Classification of Members of the Group:

                  Inapplicable.

      Item 9.     Notice of Dissolution of Group:

                  Inapplicable.

      Item 10.    Certification:

                  Inapplicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated:  February 11, 2000                  HealthCare Ventures V, L.P.,
              Princeton, New Jersey              by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                         Jeffrey Steinberg
                                                         Administrative Partner

      Dated:  February 11, 2000                  HealthCare Partners V, L.P.
              Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                         Jeffrey Steinberg
                                                         Administrative Partner

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    James H. Cavanaugh, Ph.D.

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    Harold R. Werner

      Dated:  February 11, 2000                  By:           *
              Cambridge, Massachusetts              ----------------------------
                                                    John W. Littlechild

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    William Crouse


      --------------------------
      *Signed by Jeffrey Steinberg as Attorney-in-Fact pursuant to the Power of Attorney filed previously and incorporated herein by reference.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Magainin Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


      Dated:  February 11, 2000                  HealthCare Ventures V, L.P.,
              Princeton, New Jersey              by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                         Jeffrey Steinberg
                                                         Administrative Partner

      Dated:  February 11, 2000                  HealthCare Partners V, L.P.
              Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                         Jeffrey Steinberg
                                                         Administrative Partner

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    James H. Cavanaugh, Ph.D.

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    Harold R. Werner

      Dated:  February 11, 2000                  By:           *
              Cambridge, Massachusetts              ----------------------------
                                                    John W. Littlechild

      Dated:  February 11, 2000                  By:           *
              Princeton, New Jersey                 ----------------------------
                                                    William Crouse


      -------------------
      *Signed by Jeffrey Steinberg as Attorney-in-Fact

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated:  February 11, 2000                  HealthCare Ventures V, L.P.,
              Princeton, New Jersey              by its General Partner,
                                                 HealthCare Partners V, L.P.,


                                                 By:
                                                    ----------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

      Dated:  February 11, 2000                  HealthCare Partners V, L.P.
              Princeton, New Jersey

                                                 By:
                                                    ----------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner


      Dated:  February 11, 2000                  By:
              Princeton, New Jersey                 ----------------------------
                                                    James H. Cavanaugh, Ph.D.


      Dated:  February 11, 2000                  By:
              Princeton, New Jersey                 ----------------------------
                                                    Harold R. Werner


      Dated:  February 11, 2000                  By:
              Cambridge, Massachusetts              ----------------------------
                                                    John W. Littlechild


      Dated:  February 11, 2000                  By:
              Princeton, New Jersey                 ----------------------------
                                                    William Crouse



      --------------------------
      *Signed by Jeffrey Steinberg as Attorney-in-Fact pursuant to the Power of Attorney filed previously and incorporated herein by reference.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Magainin Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


      Dated: February 11, 2000                   HealthCare Ventures V, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,


                                                 By:
                                                    ----------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

      Dated: February 11, 2000                   HealthCare Partners V, L.P.
             Princeton, New Jersey

                                                 By:
                                                    ----------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner


      Dated: February 11, 2000                   By:
             Princeton, New Jersey                  ----------------------------
                                                    James H. Cavanaugh, Ph.D.


      Dated: February 11, 2000                   By:
             Princeton, New Jersey                  ----------------------------
                                                    Harold R. Werner


      Dated: February 11, 2000                   By:
             Cambridge, Massachusetts               ----------------------------
                                                    John W. Littlechild


      Dated: February 11, 2000                   By:
             Princeton, New Jersey                  ----------------------------
                                                    William Crouse




      -------------------
      *Signed by Jeffrey Steinberg as Attorney-in-Fact